Exhibit 3

Name and Addresses of the Underwriters

Barclays Bank PLC

5 The North Colonnade

London E14 4BB, United Kingdom

Citigroup Global Markets Limited

Citigroup Centre, Canada Square, Canary Wharf

London E14 5LB, United Kingdom

Banco Santander, SA

Ciudad Grupo Santander, Avenida de Cantabria s/n

Edifício Encinar, planta baja

28660, Boadilla del Monte

Madrid, Spain